Exhibit 10.55

April 5, 2004

FCStone Merchant Services, LLC

One North End Avenue

Suite 1129

New York, NY 10282

Attention: Mr. Allan Lee

Ladies and Gentlemen:

FORTIS CAPITAL CORP. (“FORTIS”) is pleased to inform you that FORTIS has established for you, FCSTONE MERCHANT SERVICES, LLC (the “Company”), a $20 million uncommitted line of credit available for loans, documentary letters of credit and standby letters of credit.

Each loan or other extension of credit shall be used only for the purpose of financing self-liquidating transactions involving the purchase, storage, hedging and sale of grains, crude oil, natural gas and petroleum products that are traded on commodities exchanges, including, without limitation, transactions in which the Company makes loans to, or enters into commodity repurchase agreements with, counterparties acceptable to FORTIS, unless otherwise agreed by FORTIS.

All loans shall be payable on demand but in any event not later than 74 days after the date made, unless otherwise agreed by FORTIS. All letters of credit shall have expiration dates not later than 74 days after the issuance date, unless otherwise agreed by FORTIS, and the Company shall be obligated on demand by FORTIS to deposit cash collateral with FORTIS in an amount equal to the maximum face amount of all outstanding letters of credit. FORTIS shall in its sole discretion determine whether to issue any letter of credit itself or arrange for confirmation or issuance of any letter of credit by another bank or financial institution, including, without limitation, affiliated banks.

The Company’s obligations to FORTIS will be secured by a perfected security interest in all personal property and fixtures of the Company. All other financial institutions which extend credit to the Company and which have security interests in personal property of the Company will enter into an intercreditor agreement with FORTIS, in form and substance satisfactory to FORTIS (the “Intercreditor Agreement”).

The line of credit is available on an “offering basis”. The Company may request a loan at or before 1:00 p.m. New York City time on the date the Company wishes to borrow. If FORTIS agrees to make the loan, FORTIS will make it upon the terms and subject to the conditions mutually agreed upon between the Company and FORTIS at the time, and those terms and conditions shall apply to that specific borrowing only. The loans will be evidenced by a promissory note in substantially the form annexed hereto as Exhibit A (the “Note”).

Documentation; No Commitment:

All promissory notes and other documents requested by FORTIS in connection with this Agreement must be in form and substance satisfactory to FORTIS. Also, FORTIS asks the Company to note carefully that this is not a “committed” line of credit. No commitment fee will be charged, and FORTIS may withdraw the line of credit at any time, with or without notice. Moreover, FORTIS has no obligation to extend credit at any time, and the making of each loan or other extension of credit shall be in FORTIS’ sole discretion.

Prior to each request for a loan, the Company shall deliver to FORTIS a written summary description of the transaction that the Company proposes to enter into which shall include, without limitation, (i) the names and addresses of the counterparty to the transaction and any guarantors and other obligors in connection with the transaction (such as the counterparty’s account debtors), (ii) the name and address of the relevant supplier, (iii) copies of all relevant documents, including without limitation, purchase and sale contracts and/or financing documents (the “Transaction Documents”) certified as true and complete by an authorized officer of the Company, (iv) a statement of the total amount of financing required by the Company for such transaction and the amounts expected to be financed by each of FORTIS and Harvard (as defined below in Appendix A, paragraph (g)) or another Subordinated Lender (as defined below in Appendix A, paragraph (g)) and (v) a description of the collateral to be obtained by the Company and the location and fair market value thereof. For each transaction, the Transaction Documents will include, or the Company will obtain separately, either (x) a consent of each counterparty (in form and substance satisfactory to FORTIS) to FORTIS’ security interests in the Company’s assets relating to such transaction including, without limitation, all of the Company’s present and future accounts and loans receivable owing by such counterparty and all of the Company’s security interests in present and future assets of such counterparty, or (y) such documents as FORTIS may require to enable it to be in the same position as if it were a direct lender secured by first priority perfected security interests in (and control over) inventory and accounts receivable arising from the sale thereof.

Interest and Fees:

Without undertaking to make any loan or issue any letter of credit, and without agreeing to any particular rate of interest or fees, FORTIS notes for the Company’s information that:

(a) Loans under the facility described herein shall bear interest at a rate equal to not less than, at the Company’s option, 2.50% per annum in excess of LIBOR (as defined in the Note) or 2.50% per annum in excess of FORTIS’ cost of funds using such funding sources (including, without limitation, its affiliated banks and companies) as FORTIS shall determine from time to time.

(b) The fees for issuing a documentary letter of credit under the facility described herein shall be not less than:

(i) ¼ of 1% flat per 74-day period or part thereof, with a minimum of $500, payable in advance, and

(ii) A negotiation fee of 1/10 of 1% of the amount of each drawing under each such letter of credit, payable upon such drawing.

(c) The fee for issuing each trade standby letter of credit and each financial standby letter of credit under the facility described herein shall be not less than a fee at a rate per annum equal to 2.0% and 2.50%, respectively, of the daily average maximum undrawn face amount of each such standby letter of credit during the period from and including the date of issuance through and including the date of expiration or drawing of the entire amount thereof, payable monthly in arrears and on the date of expiration or drawing of the entire amount thereof.

(d) On the date hereof, the Company shall pay to FORTIS a non-refundable, fully-earned upfront fee in the amount of $40,000.

(e) The Company shall also be obligated to pay to FORTIS all other fees and charges customarily charged to customers in connection with letters of credit.

Unless otherwise agreed, interest and fees will be calculated on the basis of the actual number of days elapsed over a year of 360 days.

Representations and Warranties:

The Company hereby represents and warrants to FORTIS that:

(a) The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware; there are no other jurisdictions in which the nature of its businesses requires it to be qualified to do business as a foreign company;

(b) the execution, delivery and performance by the Company from time to time of each of this Agreement, the Note and all other related agreements, instruments and documents (collectively, the “Loan Documents” and each a “Loan Document”) are within its limited liability company powers, have been duly authorized by all necessary limited liability company action, and do not and will not contravene (i) any of its articles of organization or certificate of formation, limited liability company agreement or other organic documents (such as any members agreement) or (ii) any law or regulation or any contractual restriction binding on or affecting it or any of its assets or property;

(c) no authorization or approval or other action by or consent of and no notice to or filing with, any governmental authority or regulatory body or any other person or entity is required for the due execution, delivery and performance by the Company of any of the Loan Documents;

(d) this Agreement is, and each of the other Loan Documents when delivered to FORTIS will be, duly executed and delivered by the Company and constitutes or will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, moratorium or other laws affecting the enforceability of rights of creditors generally;

(e) the Company’s and FCStone Group, Inc.’s most recent financial statements which you have previously furnished to FORTIS, fairly present the Company’s and FCStone Group, Inc.’s financial condition as of their date and the results of operations for the periods ended on such date, and are prepared in accordance with generally accepted accounting principles consistently applied; and since such date, there has been no material adverse change in such condition or operations;

(f) there is no pending or (to the best of the Company’s knowledge) threatened action or proceeding affecting the Company or any subsidiary before any court, governmental agency or arbitrator, and there is no governmental investigation or proceeding pending with respect to or affecting the Company or any subsidiary in each case which (if adversely determined) could materially adversely affect the Company’s or any such subsidiary’s financial condition or operations or result in loss, cost, liability or expense to the Company or any subsidiary in excess of $50,000 in the aggregate with respect to all such actions, proceedings or investigations;

(g) the Company has complied and is in compliance with all applicable laws, regulations, ordinances, decrees and other similar documents and instruments of all governmental authorities, courts, bureaus and agencies, domestic and foreign;

(h) on the date hereof, the Company has no subsidiaries except as set forth in Exhibit B hereto, and said Exhibit B accurately lists all companies and individuals which directly or indirectly own or control the Company and all subsidiaries of such companies and individuals (collectively, “Affiliates”); and

(i) on the date hereof, the Tangible Net Worth of the Company is at least $3,000,000 minus the amount of transaction fees and expenses relating to this Agreement and the Harvard facility not to exceed $250,000; “Tangible Net Worth” shall mean at any time as to any person or entity as of the date of determination thereof, the excess of total assets over total liabilities determined in accordance with generally accepted accounting principles, consistently applied, and less the sum of (without duplication):

(A) the total book value of all assets of such person or entity and its subsidiaries properly classified as intangible assets under generally accepted accounting principles, including such items as goodwill, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, rights with respect to the foregoing, organizational or developmental expenses, and all unamortized debt discount and expense; plus

(B) all amounts representing any write-up in the book value of any assets of such person or entity or its subsidiaries resulting from a revaluation thereof subsequent to December 31, 2003; plus

(C) to the extent otherwise included in the computation of Tangible Net Worth, any subscriptions receivable; plus

(D) investments in and receivables and other obligations from subsidiaries and other Affiliates; plus

(E) any deferred charges, deferred taxes, prepaid expenses and treasury stock.

Covenants:

By using this facility, the Company agrees that it will comply with the provisions in Appendix A attached hereto and made a part hereof so long as this line of credit or any credit extended by FORTIS to the Company remains outstanding. The Company’s undertaking to comply with the terms of this Agreement does not in any way affect the uncommitted nature of the credit facility established by FORTIS in the Company’s favor or the demand nature of any credit extended to the Company.

Event of Default:

Without limiting the rights of FORTIS to demand payment of loans and cash collateral for letters of credit, or the right of FORTIS to terminate this Agreement and/or decline to make any loan or issue any letter of credit hereunder, if any Event of Default (as defined in the Note) shall occur and be continuing, FORTIS may, by notice to the Company, declare all loans and all accrued interest thereon to be forthwith due and payable and/or FORTIS may require the Company to deposit immediately cash collateral with FORTIS in an amount equal to the undisbursed maximum amount of each letter of credit issued for its account, whereupon the loans, all such interest and such amount of cash collateral shall become forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company, provided that in the event of the occurrence of any Event of Default set forth in clause (j) of the definition of such term contained in the Note, the loans, all such interest and such amount of cash collateral shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company.

Miscellaneous:

(a) This Agreement and the line of credit and transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. The Company hereby agrees that any legal action or proceeding against the Company with respect to this Agreement may be brought in the courts of the State of New York in The City of New York or of the United States of America for the Southern District of New York as FORTIS may elect, and, by execution and delivery hereof, the Company accepts and consents to, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts and agrees that such jurisdiction shall be exclusive, unless waived by FORTIS in writing, with respect to any claim, action or proceeding brought by it against FORTIS and any questions relating to usury. The Company agrees that Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to this Agreement and, to the maximum extent permitted by law, waives any right to stay or to dismiss any action or proceeding brought before said courts on the basis of forum non conveniens. Nothing herein shall limit the right of FORTIS to bring proceedings against the Company in any other jurisdiction.

(b) AFTER REVIEWING THIS PROVISION SPECIFICALLY WITH ITS RESPECTIVE COUNSEL, EACH OF THE COMPANY AND FORTIS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS THE COMPANY AND FORTIS MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE COMPANY OR FORTIS. THIS PROVISION IS A MATERIAL INDUCEMENT FOR FORTIS TO EXTEND CREDIT TO THE COMPANY.

(c) The Company agrees to pay on demand all reasonable costs and expenses incurred or payable by FORTIS in connection with the preparation, execution and delivery of, and the administration, interpretation, enforcement or collection of this Agreement, the Note, the letters of credit and any applications or other agreements pertaining to the issuance thereof, and all other Loan Documents, including, without limitation, costs of examination and audit of the Company’s books and records and of the collateral security for the loans and reimbursement obligations with respect to letters of credit, and court costs and reasonable attorneys’ fees and disbursements.

(d) All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, if to the Company, at its address at One North End Ave, Suite 1129, New York, NY 10282, Attention: Mr. Allan Lee (telecopier no. 212-791-2761) and if to FORTIS, at its address at Three Stamford Plaza, 301 Tresser Blvd., Stamford, CT 06901, Attention: Trade Finance Department (telecopier no. 203-705-5924); or as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed, telecopied with evidence of transmission, telegraphed, telexed, cabled or delivered (with evidence of delivery), be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback, delivered to the cable company or delivered to the recipient, respectively. FORTIS may act in reliance upon any written or facsimile communication believed in good faith to have been authorized by the Company. In this connection, the Company agrees to indemnify FORTIS from and against any and all claims, losses and liabilities (including reasonable attorneys’ fees) growing out of or resulting from FORTIS’ acts or omissions in reliance upon any such communication.

(e) All accounting terms not specifically defined herein shall be construed in accordance with generally accepted United States accounting principles consistently applied, except as otherwise stated herein.

(f) The options, powers and rights of FORTIS specified in the Loan Documents are in addition to those otherwise created by law or under any other agreement between the Company and FORTIS. No amendment, modification or waiver of any provision of any Loan Document to which the Company is a party, nor consent to any departure by the Company therefrom, shall be effective, unless the same shall be in writing and signed by FORTIS. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No consent to or demand on the Company in any case shall, of itself, entitle it to any other or further notice or demand in similar or other circumstances.

(g) This Agreement and the other Loan Documents embody the entire agreement and understanding between FORTIS and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

(h) The Loan Documents shall be binding on the Company and its successors and assigns, and shall inure to the benefit of FORTIS and its successors and assigns, provided that the Company shall not have the right to assign its rights or obligations hereunder or thereunder or any interest herein or therein without FORTIS’ prior written consent and any purported assignment by the Company without such consent shall be void and of no force or effect. In the event FORTIS notifies the Company of any assignment by FORTIS of its rights and obligations, if any, under this Agreement and the other Loan Documents, (a) such assignment shall be effective on the date set forth in such notice, (b) such assignee shall succeed to and assume all of FORTIS’ rights and obligations, if any, under this Agreement and the other Loan Documents, and (c) FORTIS shall be released from all of such obligations.

(i) No delay on the part of FORTIS in exercising any rights hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such rights preclude, limit or impair other, further or future exercises thereof.

(j) This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signatures of the parties may appear on separate counterparts with the same effect as if on the same counterpart. Telecopied signatures on this Agreement, the Loan Documents and any amendments thereto shall be binding on the Company to the same extent as originally signed signature pages.

If the foregoing accurately reflects the understanding between us, kindly execute the enclosed copy of this letter in the space provided below and return it to us, whereupon this letter shall constitute a binding agreement between us.

Very truly yours,

FORTIS CAPITAL CORP.

By:	/s/ Edward F. Aldrich
Name:	Edward F. Aldrich
Title:	Director

By:	/s/ Christina E. Roberts
Name:	Christina E. Roberts
Title:	Managing Director

ACCEPTED AND AGREED TO:

FCSTONE MERCHANT SERVICES, LLC

By:	/s/ Allan Lee
Name:	Allan Lee
Title:	President

By:	/s/ Michael D. Altneu
Name:	Michael D. Altneu
Title:	Senior Vice President

Appendix A

The Company hereby covenants that while this Agreement remains in effect or any amount is outstanding in respect of any loan, letter of credit or other obligation to FORTIS, the Company shall:

(a) (i) furnish FORTIS, as soon as available and in any event within 90 days after the close of the Company’s and FCStone Group, Inc.’s fiscal years, with the Company’s and FCStone Group, Inc.’s respective consolidated and consolidating financial reports, certified in the case of the consolidated statements without qualification by independent certified public accountants, in form and substance satisfactory to FORTIS as of the end of such period including balance sheets and related profit and loss and surplus statements and statements of cash flows;

(ii) furnish FORTIS, as soon as available and in any event within 45 days after the close of each fiscal quarter in each fiscal year, with unaudited consolidated and consolidating balance sheets and income statements of FCStone Group, Inc., all in form and substance satisfactory to FORTIS;

(iii) furnish FORTIS, as soon as available and in any event within 30 days after the close of each fiscal month in each fiscal year, with unaudited consolidated and consolidating balance sheets and income statements of the Company, certified as accurate and complete by appropriate officers of the Company, all in form and substance satisfactory to FORTIS;

(iv) furnish FORTIS, at least 30 days before the end of each fiscal year of the Company, with a financial budget and strategic plan of the Company (in form and substance satisfactory to FORTIS) for the succeeding fiscal year;

(v) furnish FORTIS, on each date that delivery by the Company of its financial statements is required under clauses (i) and (iii) above, with a written report of the chief executive officer of the Company that identifies operational highlights for the period reported on by such financial statements including, without limitation, changes in the Company’s committed and uncommitted lines of credit from all banks and financial institutions, in form and substance satisfactory to FORTIS;

(vi) furnish FORTIS with such other information respecting the condition and operations, financial or otherwise, of the Company or any subsidiaries or Affiliates as FORTIS may from time to time request;

(b) permit FORTIS and its representatives to conduct collateral audits at the Company’s expense on such dates and at such times as FORTIS shall determine in its sole discretion, provided that the Company shall not be required to pay the costs of more than two such audits in any calendar year, except such limitation shall not apply after the occurrence and during the continuance of any Event of Default (as defined in the Note) or any demand for payment of or cash collateral for the Company’s obligations under this Agreement and the Loan Documents;

(c) not, and not permit any subsidiary to, sell, lease, transfer or otherwise dispose of any of its assets or any inventory, except (i) sales of inventory in the ordinary course of business and (ii) sales and dispositions of obsolete equipment no longer necessary or useful in the Company’s business;

(d) not merge into or consolidate with or into any corporation or other entity, nor permit any of its subsidiaries to do so, without the prior written consent of FORTIS;

(e) not declare or make at any time any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any equity or membership interests of the Company or purchase, redeem or otherwise acquire for value any equity or membership interests of the Company or any warrants, rights or options to acquire such equity or membership interests, now or hereafter outstanding, without the prior written consent of FORTIS, and not permit any of its subsidiaries to do any of the foregoing with respect to its own assets except for the payment of dividends and the making of distributions to the Company, provided that so long as (A) both no Event of Default (as defined in the Note) shall have occurred and be continuing and FORTIS shall not have (x) declared the Company’s obligations to be due and payable pursuant to the Loan Documents or (y) demanded payment of any obligations hereunder or thereunder, and (B) the Company is regarded as a flow-through or conduit for tax purposes under the Internal Revenue Code, the Company shall be permitted to pay quarterly dividends to its members in amounts sufficient to pay federal, state and local income taxes payable by such members and arising solely from their ownership of equity interests in the Company;

(f) not permit at any time the Working Capital of the Company to be less than $2,500,000; as used herein, “Working Capital” shall mean at any time as to any person or entity as of the date of determination thereof, the excess of current assets over current liabilities, each determined in accordance with generally accepted accounting principles, consistently applied;

(g) not permit at any time the ratio of (i) total outstanding loans and extensions of credit (including, without limitation, undrawn letters of credit and unreimbursed drawings under letters of credit) from all banks and financial institutions (including, without limitation, any Subordinated Debt), to (ii) Tangible Net Worth (as defined above) plus Subordinated Debt to exceed 12.5 to 1.0. As used herein, “Subordinated Debt” shall mean subordinated indebtedness of the Company owing to Power and Energy Capital Group, Inc. (“Harvard”) or another lender satisfactory to Fortis in its sole discretion (each, a “Subordinated Lender”) which is subordinated on terms and conditions satisfactory to FORTIS to all of the Company’s obligations and indebtedness to FORTIS;

(h) preserve its corporate existence, maintain its properties in good repair, working order and condition, continue in the same lines of business and conduct its business substantially as it is being conducted now, and cause each of its subsidiaries to do all of the foregoing;

(i) maintain, and cause each of its subsidiaries to maintain, insurance with responsible and reputable insurance companies in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which it conducts its business and cause all such insurance policies to contain loss payable endorsements and additional insured clauses satisfactory to FORTIS in its sole discretion;

(j) comply, and cause each of its subsidiaries to comply, in all material respects with applicable law;

(k) as soon as possible and in any event within five Business Days after the occurrence of each Event of Default (as defined in the Note) and each event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, continuing on the date of such statement, deliver to FORTIS a statement of the chief financial officer of the Company setting forth details of such Event of Default or event and the action which the Company has taken and proposes to take with respect thereto;

(l) take all action necessary to insure that the Company’s obligations under the Loan Documents rank and will continue to rank at least pari passu in respect of priority of payment with their highest ranking indebtedness;

(m) promptly notify FORTIS of any material adverse change in the condition or operations of the Company or of its subsidiaries, financial or otherwise;

(n) not move the Company’s chief executive office or chief place of business, change its name, or conduct its business in any name other than as set forth in the signature page hereto, except with the prior written consent of FORTIS;

(o) not (and not permit any of its subsidiaries to) amend its articles of organization or certificate of formation, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents without the prior written consent of FORTIS;

(p) not (and not permit any of its subsidiaries to) directly or indirectly: (a) make any investment in or loan or extension of credit to an Affiliate (as defined in paragraph (h) under the caption “Representations” in this Agreement); (b) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate; (c) merge into or consolidate with or purchase or acquire assets from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate (including guarantees and assumptions of obligations of an Affiliate, management and consulting agreements and payment of management fees); provided, however, that: (i) any Affiliate who is a natural person may serve as an employee, officer or director of the Company or a subsidiary and receive reasonable compensation for his services in such capacity and (ii) the Company or a subsidiary may enter into any transaction with an Affiliate providing for the purchase of inventory in the ordinary course of business or the purchase of management services if the monetary or business consideration arising therefrom would be substantially as advantageous to the Company or such subsidiary as the monetary or business consideration that would obtain in a comparable arm’s length transaction with a person not an Affiliate;

(q) not (and not permit any subsidiary to) incur or permit to exist any liabilities or indebtedness for borrowed money or in respect of letters of credit or bankers acceptances, except to FORTIS and to banks and financial institutions (including, without limitation, Harvard and the Subordinated Lender) party to the Intercreditor Agreement;

(r) not (and not permit any subsidiary to) make or permit to exist any loan, extension of credit, advance or investment to or in any person or entity, or any guarantee thereof, other than (i) accounts receivable arising in the ordinary course of business and (ii) loans made to any customer of the Company or guaranties or other financial accommodations provided by the Company for the benefit of any customer, in each case in the ordinary course of business for which the Company has been granted first priority, perfected liens and security interests in the assets of such customer, the fair market value of which equals or exceeds the principal amount of such loan, guaranty or financial accommodation and which is a self-liquidating transaction which will be paid within 74 days after the date of the loan, guaranty or financial accommodation from the proceeds of a sale of inventory by such customer;

(s) not, and not to permit any of its subsidiaries to, create or permit to exist any mortgage, charge, lien or other encumbrance with respect to any of its assets, other than in favor of creditors party to the Intercreditor Agreement;

(t) not assume, endorse, be or become liable for, or guarantee, the obligations of any person or entity, except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business and except for transactions permitted under paragraph (r) above. For the purposes hereof, the term “guarantee” shall include any agreement, whether such agreement is on a contingency basis or otherwise, to purchase, repurchase or otherwise acquire indebtedness or obligations of any other person or entity, or to purchase, sell or lease, as lessee or lessor, property or services, in any such case primarily for the purpose of enabling another person or entity to make payment of indebtedness or obligations, or to make any payment (whether as an advance, capital contribution, purchase of an equity interest or otherwise) to assure a minimum equity, asset base, working capital or other balance sheet or financial condition, in connection with the indebtedness or obligations of another person or entity, or to supply funds to or in any manner invest in another person or entity in connection with its indebtedness or obligations; and

(u) not, and not permit any of its Affiliates to, disclose or represent to any of its customers that FORTIS is extending any type of credit support for the Company’s obligations (if any) to make loans or other extensions of credit to such customer (in accordance with clause (r) above). For the avoidance of doubt, the foregoing is not intended to prohibit the Company from disclosing for proper business purposes that the Company has received financing from FORTIS.

EXHIBIT A

Form of Note

FORTIS CAPITAL CORP.

PROMISSORY NOTE

U.S.$20,000,000	March , 2004

The undersigned, for value received, jointly and severally, promise(s) to pay to the order of FORTIS CAPITAL CORP. (hereinafter called the “Lender”) the principal sum of TWENTY MILLION UNITED STATES DOLLARS (U.S.$20,000,000), or such lesser amount as shall equal the outstanding principal amount of all loans made by the Lender (the “Loans”) to the undersigned, payable on demand by Lender, but in any event not later than the maturity date for each such Loan agreed to by the Lender and the undersigned at or prior to the time such Loan is made. In no event shall the maturity date for any Loan be more than 74 days after such Loan is made. The Lender shall have no obligation to make any Loan to the undersigned.

The undersigned also promises to pay to the order of the Lender interest on the unpaid principal amount of each Loan evidenced hereby, from the date when made until the principal amount thereof is repaid in full, at such rates of interest as shall be agreed upon from time to time between the undersigned and the Lender at or prior to the time each Loan is made or, if not so agreed, at a rate per annum equal to the Base Rate (as hereinafter defined) plus 2%. Interest shall be paid at such monthly, quarterly or semi-annual intervals as shall be agreed from time to time between the undersigned and the Lender or, if not so agreed, monthly on the last Business Day (as hereinafter defined) of each month, at maturity of each Loan (whether at stated maturity, on demand, by acceleration or otherwise) and on each date of any payment of principal of any Loan, on the amount paid. All interest payable hereunder shall be calculated on the basis of a 360 day year and actual days elapsed.

Any amount of principal of any Loan and, to the extent permitted by applicable law, any interest payable thereon which is not paid when due, whether at stated maturity, on demand, by acceleration or otherwise, shall bear interest for each day from the day when due until paid in full, payable on demand, at a rate per annum equal to the higher of: (a) two percent per annum in excess of the interest rate in effect with respect to such Loan prior to the date when due, and (b) two percent per annum in excess of the Base Rate.

The rate of interest agreed to with respect to any Loan shall be a fixed rate expressed as a percentage per annum or a margin (expressed as a percentage per annum) in excess of one of the following: (i) the “Base Rate”, or (ii) “LIBOR”, or (iii) the “Offered Rate”. “Base Rate” shall mean the rate of interest equal to the higher (redetermined daily) of (i) the per annum rate of interest established by The Chase Manhattan Bank (or any successor) from time to time at its principal office in New York City as its prime rate or base rate for U.S. dollar loans (with any change in such prime rate or base rate to become effective as and when such prime rate or base rate changes) or (ii) the Federal Funds Rate, plus one half of one per cent (0.5%) per annum. “Federal Funds Rate” shall mean for any day, the average daily Federal Funds rate as published by the Federal Reserve Bank of New York in Publication H.15(519) (or any successor thereto) and set forth opposite the caption “Federal Funds (Effective)”, or, if no such rate is published on any day, the average per annum rate of interest at which overnight federal funds are from time to time offered on any day to The Chase Manhattan Bank (or any successor), as determined in good faith by the Lender. “LIBOR” shall mean for any Interest Period (hereinafter defined), the interest rate reported on the display designated as page 3750 on the Dow Jones Markets Service (or any page as may replace that page on such service) two (2) Business Days prior to the first day of such Interest Period (rounded upward, if necessary, to the nearest 1/16th of 1%), as the representative rate at which banks are offering United States Dollar deposits in the interbank eurodollar market, at or about 11:00 a.m., London time, for delivery on the first day of such Interest Period, for a term comparable to such Interest Period. “Offered Rate” shall mean the rate per annum determined by the Lender at which U.S. dollar loans or advances of an amount comparable to the amount of the respective Loan and for a period comparable to the relevant Interest Period (as hereinafter defined) are offered to the Lender in such market or from such other funding source as the Lender shall select from time to time in its sole discretion (rounded upward, if necessary, to the nearest 1/16 of 1%) at 11:00 a.m. (New York City time) not more than two Business Days prior to the commencement of each Interest Period, such rate to remain in effect for the entire Interest Period. “Interest Period” shall mean, with respect to each Loan evidenced hereby, (i) initially, the period commencing on the date of such Loan and ending one, three or six months thereafter (or such other period as shall be acceptable to the Lender), in each case selected by the undersigned not less than three Business Days prior to the date on which such Loan is made, and (ii) thereafter each period commencing on the last day of the immediately preceding Interest Period for such Loan and ending one, three or six months thereafter (or such other period as shall be acceptable to the Lender), in each case selected by the undersigned not less than three Business Days prior to the first day of such period; provided that: (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless it falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall, subject to the provisions of clause (a) above, end on the last day of such calendar month; (c) if the undersigned shall fail to select an Interest Period for any reason, it shall be deemed to have selected a one month period, subject to clause (d); and (d) no such Interest Period shall expire after the maturity date of the applicable Loan. “Business Day” shall mean any day on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in New York City and, with respect to any Loan bearing interest at a rate based on LIBOR, in London, and, with respect to any Loan bearing interest at a rate based on the Offered Rate, in the city where the applicable interbank market is located.

The Lender may record on its books and records or on the schedule to this Promissory Note which is a part hereof, the principal amount and date of each Loan made hereunder, the interest rate applicable thereto, the maturity date thereof and all payments of principal made thereon; provided, however, that prior to the transfer of this Note all such information with respect to all outstanding Loans shall be recorded on the schedule attached to this Promissory Note. The Lender’s record, whether shown on its books and records or on the schedule to this Promissory Note, shall be conclusive and binding upon the undersigned, absent manifest error, provided, however, that the failure of the Lender to record any of the foregoing shall not limit or otherwise affect the obligation of the undersigned to repay all Loans made hereunder, together with all interest thereon and all other amounts payable hereunder. Without limiting the foregoing, the undersigned acknowledges that interest rates and maturity dates are ordinarily negotiated between the undersigned and the Lender by telephone and the undersigned agrees that in the event of any dispute as to any applicable interest rate and/or maturity date, the determination of the Lender and its respective entry on the schedule herein referred to shall be conclusive and binding upon the undersigned.

All payments hereunder shall be made at the office of the Lender at Three Stamford Plaza, 301 Tresser Boulevard, Stamford, CT 06901-3239 or at such other place as the Lender may designate, in lawful money of the United States of America and in immediately available funds, without setoff or counterclaim and free and clear of, and without deduction for or on account of, any present or future stamp or other taxes, levies, imposts, duties or other charges of any kind now or hereafter imposed. If, notwithstanding the provisions of the immediately preceding sentence, any such taxes, duties, levies, imposts or other charges are so levied or imposed on any such payment, the undersigned will pay additional interest or will make additional payments in such amounts as may be necessary so that the net amount received by the Lender, after withholding or deduction therefor, will be equal to the amount provided for herein. The undersigned agrees to furnish promptly to the Lender official receipts evidencing payment of any taxes, levies, imposts, duties or other charges so withheld or deducted.

If any payment due hereunder shall be due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day at such place of payment and interest thereon shall be payable for such extended time.

This Note may be prepaid at any time without premium or penalty except payment of the amounts provided for in the next paragraph. Each prepayment shall be accompanied by all accrued interest on the amount prepaid.

If any payment of the principal of a Loan evidenced hereby (other than Loans bearing interest based on the Base Rate) is made on a day other than the last day of an Interest Period applicable thereto for any reason, including, without limitation, voluntary pre-payment or acceleration, or if the undersigned fails to borrow any proposed Loan (other than Loans bearing interest based on the Base Rate) after the Lender has arranged funding thereof, or if the interest rate on any Loan is converted as provided in the second succeeding paragraph, the undersigned shall pay to the Lender, on demand, the amount of any loss, cost or expense (“Funding Loss”) incurred by the Lender as a result of the timing of such payment, such failure to borrow or such conversion, including, without limitation, any loss incurred in liquidating or redeploying funds received or borrowed from third parties.

In the event that on any date on which LIBOR or the Offered Rate is to be determined with respect to an Interest Period: (i) the Lender determines that advances or other funding in dollars in the principal amount of the Loan to which such Interest Period applies are not being offered to the Lender in the London interbank market or such other applicable market or from such other funding source, as the case may be, for the applicable Interest Period or (ii) LIBOR or the Offered Rate does not accurately reflect the cost of the Lender of maintaining or funding the principal amount thereof, then the affected Loan shall, on receipt of notice from the Lender of such circumstances, bear interest at a rate per annum equal to the rate of interest determined by the Lender, such determination to be conclusive absent manifest error, to be 1% over its cost of funding the Loan using sources selected by it other than the London Interbank Market or such other applicable market or funding source, as the case may be, for dollars or, if the Lender so elects in its sole discretion, at the Base Rate.

If the effect of any applicable law, rule or regulation, or the interpretation or administration thereof, or compliance with any request or directive of any governmental authority, is to make it unlawful or impracticable for the Lender to maintain or fund the principal amount of any Loan evidenced hereby, then the affected Loan shall, on receipt by the undersigned of notice from the Lender of such circumstances, bear interest at a rate per annum equal to the rate of interest determined by the Lender, such determination to be conclusive absent manifest error, to be 1% over its cost of funding the Loan using sources selected by it other than the London Interbank Market for dollars or, if the Lender so elects in its sole discretion, the Base Rate.

If any change in any present or future law or regulation, or in the interpretation or administration thereof, subjects the Lender to any tax, imposes or modifies any reserve requirement against the assets of, liabilities of or loans by the Lender or imposes on the Lender any other conditions, and the result of the foregoing is to increase the cost to the Lender of maintaining or funding the principal amount of any Loan evidenced hereby or to reduce any amount which would otherwise be received by the Lender hereunder, the undersigned shall pay to the Lender, on demand, such additional amount as shall compensate the Lender for such increased cost or reduction in amount.

The term “Obligor” as used herein shall be deemed to include each of the undersigned, its successors and assigns and each and every indorser or guarantor hereof.

The term “Liabilities” as used herein shall include this Note and all other indebtedness and obligations and liabilities of any kind of the undersigned to the Lender, now or hereafter existing, arising directly between the undersigned and the Lender or acquired by assignment, conditionally or as collateral security by the Lender, absolute or contingent, joint and/or several, secured or unsecured, due or not due, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, direct or indirect, including, but without limiting the generality of the foregoing, indebtedness, obligations or liabilities to the Lender of the undersigned, whether incurred by the undersigned as principal, surety, endorser, guarantor, accommodation party or otherwise.

Without limiting the right of the Lender to demand payment of the Loans evidenced hereby at any time in its sole discretion, if any of the following events (each, an “Event of Default”) shall occur: (a) default in payment of any Liability to the holder hereof, whether on demand, stated maturity or otherwise; or (b) if any Obligor shall fail to perform or observe any other covenant or agreement contained herein or in any line letter, security agreement, pledge agreement, guaranty, or other agreement, instrument or document related hereto (collectively with this Note, the “Loan Documents”) and, in the case of any such failure which is capable of remedy, such failure shall remain unremedied for 10 days after such failure; or (c) the occurrence of any default under any of the other Loan Documents; or (d) if any representation, warranty or statement made by any Obligor, any subsidiary thereof or any other party to any Loan Document (or any of its officers) under or in connection with any Loan Document or any document furnished in connection therewith or pursuant thereto shall prove to be incorrect in any material respect when made; or (e) any failure by any Obligor or any of its subsidiaries to pay when due any indebtedness for borrowed money or in respect of letters of credit owing to the Lender other than under the Loan Documents, or the occurrence of any event which with the giving of notice or passage of time, or both, could result in acceleration of the maturity of any such indebtedness; or (f) any failure by any Obligor or any of its subsidiaries to pay when due any indebtedness for borrowed money or in respect of letters of credit owing to any party other than the Lender, or the occurrence of any event which, with the giving of notice or passage of time, or both, could result in acceleration of the maturity of any such indebtedness; or (g) any judgment or order for the payment of money in excess of $50,000 individually or in the aggregate (or the equivalent thereof in another currency) shall be rendered against any Obligor or any of its subsidiaries and shall remain unpaid, unbonded, unvacated or unstayed for a period of thirty days; or (h) any provision of any Loan Document after delivery thereof shall for any reason cease to be valid and binding on any Obligor or any other party thereto (except the Lender), or any Obligor or such other party shall so state in writing, or any Obligor or such other party shall deliver written notice of termination of any obligations under any Loan Document (including, without limitation, any subordination agreement); or (i) any Loan Document providing for the grant of a lien on or security interest in any collateral after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority security interest in any of the collateral purported to be covered thereby; or (j) any Obligor or any of its subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Obligor or any of its subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or any Obligor or any of its subsidiaries shall take any action to authorize any of the actions set forth above in this subsection (j); or (k) Allan Lee shall cease for any reason whatsoever, including without limitation, death or disability (as such disability shall be determined in the sole and absolute judgment of the Lender) to be, and continuously perform the duties of, President of the undersigned or, if such cessation shall occur as a result of death or such disability, no successor satisfactory to the Lender, in its sole discretion, shall have become and shall have commenced to perform the duties of President of the undersigned within thirty (30) days after such cessation, provided, however, that if any satisfactory successor shall have been so elected and shall have commenced performance of such duties within such period, the name of such successor or successors shall be deemed to have been inserted in place of Allan Lee in this clause (k); or (l) FCStone Group, Inc. shall fail to own, directly or indirectly, beneficially and of record, at least 50% of the membership interests of the undersigned having ordinary voting rights including, without limitation, to elect directors and managers; then, the Liabilities shall become absolute, due and payable without demand or notice to Obligor. Upon default in the due payment of this Note, or whenever the same or any installment of principal or interest hereof shall become due in accordance with any of the provisions hereof, the Lender may, but shall not be required to, exercise any or all of its rights and remedies, whether existing by contract, law or otherwise, with respect to any collateral security delivered in respect of any Liabilities.

Any demand or notice, if made or given, shall be sufficiently made upon or given to Obligor if left at or mailed to the last address of Obligor known to the Lender or if made or given in any other manner reasonably calculated to come to the attention of Obligor or the successors or assigns of Obligor, whether or not in fact received by them respectively.

The Lender may assign and transfer this Note to any other person, firm or corporation and may deliver and repledge the collateral security delivered in respect of the indebtedness evidenced hereby, or any part thereof, to the assignee or transferee of this Note, who shall thereupon become vested with all the powers and rights above given to the Lender in respect thereof, and the Lender shall thereafter be forever released and discharged of and from all responsibility or liability to Obligor for or on account of the collateral security so delivered.

No delay on the part of the holder hereof in exercising any of its options, powers or rights, or partial or single exercise thereof shall constitute a waiver thereof. The options, powers and rights of the holder hereof specified herein are in addition to those otherwise created. Demand of payment of this Note shall be sufficiently made upon the undersigned by written, telex, telegraphic or telephonic notice given by or on behalf of the holder to the undersigned at its last known address.

The undersigned hereby agrees to indemnify the holder hereof against any liability, claims, loss, cost or expense incurred by such holder in connection with this Promissory Note and any Loans evidenced hereby and the exercise of any and all rights pertaining thereto, except for any loss, cost or expense resulting from the gross negligence or willful misconduct of the Lender. If any attorney is used to enforce or collect this Note, the undersigned agrees to pay reasonable attorneys fees and disbursements incurred by the Lender. The undersigned jointly and severally promise to pay all expenses (including, without limitation, reasonable attorneys fees and disbursements) of any nature as soon as incurred whether in or out of court and whether incurred before or after this Note shall become due on demand, at its maturity date or otherwise and costs which the Lender may deem necessary or proper in connection with the satisfaction of the Liabilities or the administration, supervision, preservation, protection (including but not limited to maintenance of adequate insurance) or of the realization upon any collateral for the Liabilities or of defending any claim, action or proceeding asserted or commenced by the undersigned against the Lender.

This Note shall be construed in accordance with and governed by the law of the State of New York, without regard to principles of conflicts of laws. Obligor hereby agrees that any legal action or proceeding against Obligor with respect to this Note may be brought in the courts of the State of New York in The City of New York or of the United States of America for the Southern District of New York as the Lender may elect, and, by execution and delivery hereof, Obligor accepts and consents to, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts and agrees that such jurisdiction shall be exclusive, unless waived by the Lender in writing, with respect to any claim, action or proceeding brought by it against the Lender and any questions relating to usury. Nothing herein shall limit the right of the Lender to bring proceedings against Obligor in any other jurisdiction. Obligor irrevocably consents to the service of process in any such legal action or proceeding by personal delivery or by the mailing thereof by the Lender by registered or certified mail, return receipt requested, postage prepaid, to the address specified in the records of the Lender, such service of process by mail to be deemed effective on the fifth day following such mailing. Obligor agrees that a final judgment in any such legal action or proceeding shall be conclusive and may be enforced in any manner provided by law.

AFTER REVIEWING THIS PROVISION SPECIFICALLY WITH ITS COUNSEL, OBLIGOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS OBLIGOR MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF OBLIGOR. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER TO EXTEND CREDIT TO OBLIGOR. No claim may be made by Obligor against Lender or the officers, directors, employees or agents of Lender for any special, indirect, punitive or consequential damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Note or any other Loan Document or any act, omission or event occurring in connection therewith, and Obligor hereby waives, releases and agrees not to sue upon any claim for any such damages.

The undersigned shall defend, indemnify and hold harmless the Lender, its directors, officers, agents, employees, participants and assignees, from and against any and all claims, suits, actions, causes of action, debts, liabilities, damages, losses, obligations, charges, judgments and expenses, including attorneys fees and costs of any nature whatsoever, in any way relating to or arising from the transactions contemplated by any Loan Document(s), any liabilities of the undersigned and/or any loss, damage or injury resulting from any hazardous material; provided that the foregoing indemnification shall not extend to liabilities, damages, losses, obligations, judgments and expenses caused by the gross negligence or willful misconduct of the Lender as finally determined by a court of competent jurisdiction. This indemnification provision shall survive the termination of the Loan Documents and the repayment of all liabilities to the Lender.

The undersigned agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Lender to be payable in connection with this Note or the other Loan Documents or the transactions pursuant to or in connection herewith and therewith, and the undersigned agrees to save the Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, the Lender is hereby authorized at any time and from time to time, without notice to the undersigned or to any other person or entity, any such notice being hereby expressly waived by the undersigned, to setoff and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by the Lender (including all of its branches and agencies) to or for the credit or the account of the undersigned in any currency and whether or not due against and on account of the obligations and liabilities of the undersigned to the Lender under this Note or the other Loan Documents, irrespective of whether or not the Lender shall have made any demand hereunder or thereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

No change, modification, termination, waiver or discharge, in whole or in part, of this Note shall be effective unless in writing and signed by the party against whom such change, modification, termination, waiver or discharge is sought to be enforced.

Obligor hereby waives presentment, demand for payment, protest, notice of protest, notice of dishonor and any or all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note, consents to any and all delays, extensions of time, renewals, releases of Obligor and of any available security, waivers or modifications that may be granted or consented to by the Lender with regard to the time of payment or with respect to any other provisions of this Note and agrees that no such action or failure to act on the part of the Lender shall in any way affect or impair the obligations of Obligor or be construed as a waiver by the Lender of, or otherwise affect, its right to avail itself of any remedy hereunder with the same force and effect as if Obligor had expressly consented to such action or inaction upon the part of the Lender.

The term “Lender” as used herein shall be deemed to include the Lender and its successors, endorsees and assigns.

FCSTONE MERCHANT SERVICES, LLC

By:
Name:
Title:

By:
Name:
Title:

Schedule to Promissory Note

Date	Amount of Loan	Interest Rate	Maturity Date	Amount of Payment	Notation Made By

EXHIBIT B

List of Affiliates

1.	FCStone Group, Inc.

2.	Subsidiaries of the Company: None

3.	Direct and indirect shareholders of FCStone Group, Inc.: Approximately 100 shareholders none of which own more than five percent (5%).

4.	Others: FCStone, L.L.C.

FCStone Advisory, Inc.
FCStone Forex, LLC
FCStone Information, LLC
FCStone International, LLC
FCStone Investments, Inc.
FCStone Trading, LLC
FCC Futures, Inc.
FGDI, LLC
Renewable Fuel Associates, LLC
FCC Investments, Inc.
Westown Commodities, LLC